Exhibit 3.4

CERTIFICATE OF DESIGNATIONS OF

SERIES B PREFERRED STOCK OF

WHITEHAWK INCOME CORPORATION

WhiteHawk Income Corporation, a Delaware corporation (the “Company”), hereby certifies that, pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware, on February I, 2024, the board of directors of the Company (the “Board’’) adopted the resolution shown immediately below, which resolution is now, and at all times since its date of adoption has been in full force and effect:

RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Company (as such may be amended, modified or restated from time to time, the “Amended and Restated Charter”), which authorizes 400,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and the authority thereby vested in the Board, a series of Preferred Stock be, and it is hereby, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Amended and Restated Charter and this Certificate of Designations, as it may be amended from time to time (the “Certificate of Designations”) as follows:

SECTION 1. Designation and Number of Shares. Pursuant to the Amended and Restated Charter, there is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock consisting of 50,000 shares of Preferred Stock designated as “Series B Preferred Stock” (the “Series B Preferred Stock’’). To the extent not prohibited by the Amended and Restated Charter, the provisions hereof or other provisions of applicable law, such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock to less than the number of shares of Series B Preferred Stock then outstanding. Shares of the Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Company shall be cancelled, and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series and subject to later issuance.

SECTION 2. Rank. The Series B Preferred Stock shall, as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, rank (i) pari passu with the Company’s Series A Preferred Stock and any other classes or series of Preferred Stock if, pursuant to the specific terms of such class or series of Preferred Stock, holders of such Preferred Stock and the holders of Series B Preferred Stock are entitled to receipt of dividends and of amounts distributable upon dissolution, liquidation or winding up without preference or priority one over the other (such other classes or series of Preferred Stock, the “Pari Securities”) (ii) senior to each class or series of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”) and any other capital stock of the Company if the holders of Series B Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such other capital stock (such securities collectively referred to herein as the “Junior Securities”) and (iii) junior to all existing or future indebtedness and any other classes or series of Preferred Stock if, pursuant to the specific terms of such class or series of Preferred Stock, the holders of such Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of Series B Preferred Stock.

SECTION 3. Certification. The shares of Series B Preferred Stock may be issued as certificated stock or in uncertificated, book-entry form as permitted by the bylaws of the Company and the Delaware General Corporation Law.

SECTION 4. Voting. The holders of the Series B Preferred Stock shall have no voting rights, and shall not be entitled to any vote with respect to shares of Series B Preferred Stock held of record by a Holder on any matters on which any of the Company’s stockholders are entitled to vote, except as required by law; provided, the Board shall not amend the terms of the Series B Preferred Stock or this Certificate of Designations without the consent of the holders of Series B Preferred Stock.

SECTION 5. Dividends. Holders are entitled to a monthly preferred cumulative dividend at an annualized rate of ten percent (10%), subject to a dividend declaration by the Board. Dividends on each share of Series B Preferred Stock shall accrue on a monthly basis from and including the date of issuance, whether or not the Company has assets legally available to make payment thereof. Dividends shall accumulate from the most recent date through which dividends shall have been paid, or, if no dividends have been paid, from the date of issuance.

SECTION 6. Redemption.

a. WhiteHawk Redemption. Following the first anniversary of the date on which a share of Series B Preferred Stock was issued, subject to the restrictions described herein and the provisions of applicable law, the Company shall have the right, but not the obligation, upon not less than ten (10) and not more than ninety (90) calendar days’ notice, to redeem such Series B Preferred Stock at a redemption price of the Stated Value, plus all accrued and unpaid dividends thereon (the “Settlement Amount’’ and such a redemption, a “WhiteHawk Redemption”). For the avoidance of doubt, the Holder Optional Redemption Fee shall not be charged upon a WhiteHawk Redemption.

b. Holder Optional Redemption.

i.

Subject to the restrictions described herein and the provisions of applicable law, each holder of Series B Preferred Stock is entitled to request that the Company redeem the shares of Series B Preferred Stock held by such Holder (a “Holder Optional Redemption”) at any time.

ii.

The Holder Optional Redemption is subject to a redemption limit of two percent (2%) of the number of outstanding shares of Series B Preferred Stock per month (measured using the number of outstanding Series B Preferred Stock as of the end of the immediately preceding month) and no more than five (5%) of the number of outstanding shares of Series B Preferred Stock per calendar quarter (measured using the number of outstanding Series B Preferred Stock as of the end of the prior calendar quarter) (collectively, the “Holder Optional Redemption Limit”). If requested redemptions exceed the Holder Optional Redemption Limit in any month or quarter, such redemptions will be made on a pro rata basis among the shares of Series B Preferred Stock submitted for redemption.

iii.	The Company shall settle the Holder Optional Redemption in cash by paying the Holder the Settlement Amount minus the Holder Optional Redemption Fee.

iv.

Holders of Series B Preferred Stock must exercise the Holder Optional Redemption by delivering a notice of redemption, effective as of the last Business Day of the month, at least five (5) days prior to the last Business Day of the month.

v.

Upon the exercise of the Holder Optional Redemption, a “Holder Optional Redemption Fee” shall be charged as follows: (a) prior to the first anniversary of issuance, ten percent ( 10%) of the Stated Value, (b) on or after the first anniversary of issuance but prior to the second anniversary of issuance, eight percent (8%) of the Stated Value, (c) on or after the second anniversary of issuance but prior to the third anniversary of issuance, six percent (6%) of the Stated Value and (d) on or after the third anniversary of issuance, zero percent (0%) of the Stated Value. WhiteHawk may waive the Holder Optional Redemption Fee in its sole discretion.

c. Redemption Due to Death or Disability. Subject to certain restrictions, beginning on the date of original issuance and ending on the third anniversary of the date of issuance, the Company may redeem shares of Series B Preferred Stock from a beneficial owner who is a natural person (including a natural person who holds shares of Series B Preferred Stock through an individual Retirement Account or in a personal or estate planning trust) upon his or her disability or death at the written request of the beneficial owner or the beneficial owner’s estate at a redemption price equal to the Settlement Amount (for the avoidance of doubt, without application of the Holder Optional Redemption Fee). If been requested due to disability, the disability must meet the definition of Section 72(m)(7) of the Internal Revenue Code and the condition causing the qualifying disability must not have been pre-existing on the date that the holder of Series B Preferred Stock became a Holder. In the case of death or disability, such a written request must be supported by verifiable documentation which is acceptable in the sole discretion of WhiteHawk. Redemption due to death or disability will not be included in the Holder Optional Redemption Limit.

d. Triggered Redemption. In the event of a Series B Triggered Redemption Event, the Company shall redeem all of the outstanding Series B Preferred Stock no later than sixty (60) days after the completion of such Series B Triggered Redemption Event, at a redemption price of the Settlement Amount.

SECTION 7. Shares to be Retired. All shares of Series B Preferred Stock redeemed by the Company in accordance with Section 6 shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

SECTION 8. Liquidation, Dissolution or Winding Up of the Company. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, subject to (i) the rights of the holders of the Company’s debt and (ii) the proportionate rights of the holders of the Series A Preferred Stock and any other Pari Securities, the holders of Series B Preferred Stock will first be entitled to receive the Stated Value, plus an amount equal to any accrued but unpaid cumulative dividends to, but not including, the date of payment, before any distribution of assets is made to holders of any Junior Securities. After the payment or provision for the Company’s debts and other liabilities and payment to the holders of the Company’s Preferred Stock, the remaining funds and assets available for distribution shall be distributed among the holders of Common Stock.

SECTION 9. Severability. In the event any provision of these terms for the Series B Preferred Stock is for any reason held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and these terms for the Series B Preferred Stock shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 10. Miscellaneous.

a. Transfers of Series B Preferred Stock held in uncertificated, book-entry form shall be made only upon the transfer books of the Company kept at an office of the transfer agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Company may refuse any requested transfer until furnished evidence satisfactory to it that such transfer is proper.

b. The shares of Series B Preferred Stock shall not be subject to the operation of any retirement or sinking fund. The shares of Series B Preferred Stock shall not be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class.

c. All notices and other communications given or made hereunder shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the next Business Day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

d. With respect to any notice to a Holder required to be provided hereunder, neither failure to send such notice, nor any defect therein or in the sending thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any vote upon any such action (assuming due and proper notice to such other Holders). Any notice which was sent in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder actually receives the notice.

e. The shares of Series B Preferred Stock shall be issuable only in whole shares.

f. Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Company from time to time.

g. The shares of Series B Preferred Stock shall have no preemptive or subscription rights, except those that may be expressly provided by contract.

SECTION 11. Definitions.

a. “Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

b. “Holder” means, unless the context otherwise indicates or requires, a holder of record of a share of Series B Preferred Stock, as reflected in the transfer books of the Company.

c. “Series B Triggered Redemption Event” means: (i) the sale, transfer or other disposition, in a single transaction or series of related transactions of all or substantially all of the Company’s assets, (ii) a merger or consolidation transaction into another entity where immediately following the consummation of such transaction, the holders of Common Stock will receive the interests of another entity, or (iii) the closing of the transfer (whether by merger, consolidation or otherwise) of the Company’s capital stock if, after such closing, the beneficial owner (as defined under the Securities Exchange Act of 1934, as amended) would acquire more than fifty percent (50%) of the outstanding voting securities of the Company (or the surviving or acquiring entity).

d. “Stated Value” means $1,000 per share of Series B Preferred Stock.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by its undersigned duly authorized officer.

WHITEHAWK INCOME CORPORATION

By:	/s/ Daniel C. Herz
Name: Daniel C. Herz
Title: ChiefExecutive Officer

[Signature Page to Series B Certificate of Designations]